Exhibit 99.1

FOR IMMEDIATE RELEASE Press Contact: Jeff Norman Extra Space Storage 801-365-1759 info@extraspace.com

Extra Space Announces Pricing of $500 Million of 5.700% Senior Notes due 2028

SALT LAKE CITY – March 21, 2023 – Extra Space Storage Inc. (“Extra Space”) (NYSE: EXR), a leading owner and operator of self-storage facilities in the United States and a member of the S&P 500, today announced that its operating partnership, Extra Space Storage LP (the “operating partnership”), has priced a public offering of $500 million aggregate principal amount of 5.700% senior notes due 2028 (the “Notes”). The Notes were priced at 99.823% of the principal amount and will mature on April 1, 2028. J.P. Morgan, PNC Capital Markets LLC, Truist Securities, BMO Capital Markets, TD Securities, Wells Fargo Securities and US Bancorp are acting as the joint book-running managers for the offering. Huntington Capital Markets, Regions Securities LLC, BOK Financial Securities, Inc., Citigroup, Fifth Third Securities, Zions Capital Markets and Ramirez & Co., Inc. are acting as the co-managers for the offering. The offering is expected to close on or about March 28, 2023, subject to customary closing conditions. The Notes will be fully and unconditionally guaranteed by Extra Space and certain of its subsidiaries.

The operating partnership intends to use the net proceeds of this offering to fund potential acquisition opportunities, to repay amounts outstanding from time to time under its lines of credit, and for other general corporate and working capital purposes.

The Notes will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. This release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted. The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which, when available, may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone: 1-866-803-9204; PNC Capital Markets LLC, 300 Fifth Avenue, Pittsburgh, PA 15222, email: pnccmprospectus@pnc.com, or by telephone: 1-855-881-0697; or Truist Securities, Inc., Attn: Prospectus Department, 3333 Peachtree Road NE, 9th floor, Atlanta, GA 30326, email: TruistSecurities.prospectus@Truist.com, or by telephone: 1-800-685-4786. A prospectus supplement related to the offering will also be available free of charge on the SEC’s website at http://www.sec.gov.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, is a self-administered and self-managed real estate investment trust and a member of the S&P 500. As of December 31, 2022, Extra Space owned and/or operated 2,338 self-storage properties, which comprise approximately 1.6 million units and approximately 176.1 million square feet of rentable storage space offering customers conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. Extra Space is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the terms, timing and completion of the offering of securities by Extra Space and the operating partnership, including the anticipated use of proceeds therefrom. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Such risks and uncertainties include without limitation those associated with market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, as well as the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. All forward-looking statements apply only as of the date of this release. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE Extra Space Storage Inc.

Jeff Norman, Extra Space Storage, 801-365-1759, info@extraspace.com